Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2018 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Cadiz Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 (No. 333-214318) incorporated by reference into this Registration Statement.

/s/ PricewaterhouseCoopers

Los Angeles, California

March 27, 2018